As filed with the Securities and Exchange Commission on June 21, 2024

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________________

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAAR Surgical Company

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization	95‑3797439 (I.R.S. Employer Identification No.)

25651 Atlantic Ocean Drive

Lake Forest, California 92630

(Address of Principal Executive Offices) (Zip Code)

___________________________________________________________

STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan

(Full title of the plan)

___________________________________________________________

Nathaniel B. Sisitsky, Esq.

General Counsel and Corporate Secretary

STAAR Surgical Company

25651 Atlantic Ocean Drive

Lake Forest, California 92630

(Name and address of agent for service)

(626) 303-7902

(Telephone number, including area code, of agent for service)

___________________________________________________________

COPY TO:

Lori Zyskowski, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue, New York, NY 10166-0193

___________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) of STAAR Surgical Company (the “Company”) registers an aggregate of 4,770,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), for issuance under the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, as amended (the “Plan”) comprised of (i) an increase of 2,170,000 shares of Common Stock reserved for issuance under the Plan pursuant to an amendment and restatement of the Plan approved by the Company’s shareholders at the Company's 2023 Annual Meeting of Shareholders held on June 15, 2023, and (ii) an increase of 2,600,000 shares of Common Stock reserved for issuance under the Plan pursuant to an amendment to the Plan approved by the Company's shareholders at the Company's 2024 Annual Meeting of Shareholders held on June 20, 2024. Following such share increases, the aggregate number of shares of Common Stock that may be issued under the Plan is 22,805,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I - 1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference in this Registration Statement the documents listed below, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2023, filed with the Commission on February 27, 2024;
•
the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2024, filed with the Commission on May 7, 2024;
•
the Company’s Current Reports on Form 8-K filed with the Commission on March 12, 2024, and June 21, 2024; and
•
the description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form 8-A/A filed with the Commission on April 18, 2003, including any amendment or report filed for the purpose of updating this description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any documents or portions of documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a “derivative action” — an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of a derivative action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the DGCL, Article 6 of the Company’s certificate of incorporation, as amended, provides:

“The Corporation shall to the full extent permitted by Section 145 of the DGCL have the power to indemnify all persons whom it may indemnify pursuant thereto.”

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Company has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the by-laws.

The Company maintains an insurance policy pursuant to which its directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix 2 to the Company's Proxy Statement on Form DEF 14A as filed with the Commission on April 26, 2018).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on February 1, 2023).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2*	Consent of BDO USA, P.C.
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1

STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Commission on June 21, 2024).

99.2

Amendment No. 1 to the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Commission on June 21, 2024).

107.1*	Filing Fee Table.

________

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on June 21, 2024.

STAAR SURGICAL COMPANY

By:	/s/ Tom Frinzi
Thomas G. Frinzi
President, Chief Executive Officer and Chair of the Board
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of STAAR Surgical Company, a Delaware corporation (the “Company”), hereby nominate and appoint Thomas G. Frinzi, Nathaniel B. Sisitsky and Patrick F. Williams and each of them acting or signing singly, as his or her agents and attorneys-in-fact (the “Agents”), for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), in connection with the registration under the Securities Act of shares of the Company’s common stock issuable under the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, as amended, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the Agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Frinzi	President, Chief Executive Officer and Chair of the Board, Director	June 21, 2024
Thomas G. Frinzi	(Principal Executive Officer)

/s/ Patrick F. Williams	Chief Financial Officer	June 21, 2024
Patrick F. Williams	(Principal Financial and Accounting Officer)

/s/ Arthur C. Butcher	Director	June 21, 2024
Arthur C. Butcher

/s/ Stephen C. Farrell	Director	June 21, 2024
Stephen C. Farrell

/s/ Wei Jiang	Director	June 21, 2024
Wei Jiang

/s/ Aimee Weisner	Director	June 21, 2024
Aimee Weisner

/s/ Elizabeth Yeu	Director	June 21, 2024
Elizabeth Yeu

/s/ Lilian Zhou	Director	June 21, 2024
Lilian Zhou